Exhibit 3.3

CERTIFICATE OF FORMATION

OF

8POINT3 OPERATING COMPANY, LLC

This Certificate of Formation of 8point3 Operating Company, LLC (the “Company”), dated as of April 8, 2015, is being duly executed and filed by Lindsey Weidmann, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et.seq.).

FIRST: The name of the limited liability company is “8point3 Operating Company, LLC.”

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Lindsey Weidmann
Name:	Lindsey Weidmann
Title:	Authorized Person